Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-176105 on Form S-3 and in Registration No’s. 333-63637, 333-72134, 333-72296, 333-130773 and 333-130774 on Form S-8 of Synergetics USA, Inc. and Subsidiaries (the “Company”) of our reports dated October 11, 2011, with respect to the consolidated financial statements of the Company as of July 31, 2011, and 2010, and for each of the three fiscal years in the period ended July 31, 2011, and to our report dated October 11, 2011 on the effectiveness of the Company’s internal control over financial reporting as of July 31, 2011 included in this Annual Report on Form 10-K for the year ended July 31, 2011.

/s/UHY LLP

St. Louis, Missouri
October 11, 2011